Exhibit 10.20

AXEDA SYSTEMS INC.

Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of the 14th day of December 2004, and is by and between Axeda Systems Inc., a Delaware corporation, with its principle office located at 21 Oxford Road, Mansfield, Massachusetts 02048 (hereinafter “Company”) and Karen Kupferberg (hereinafter “Employee”).

W I T N E S S E T H

WHEREAS:

A. Company wishes to employ Employee, to render services for and on behalf of Company, in accordance with the following terms, conditions and provisions; and

C. Employee wishes to perform such services for and on behalf of Company, in accordance with the following terms, conditions and provisions.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained the parties hereto intending to be legally bound hereby agree as follows:

I. EMPLOYMENT. Company hereby employs Employee and Employee accepts such employment and shall perform her duties and the responsibilities provided for herein in accordance with the terms and conditions of this Agreement.

II. EMPLOYMENT STATUS. Employee shall at all times be Company’s employee subject to the terms and conditions of this Agreement.

III. TITLE AND DUTIES. Employee shall serve as and have the titles of Executive Vice President, Chief Financial Officer and Chief Accounting Officer and perform diligently, faithfully, and to the best of her ability, duties as reasonably assigned and pursuant to instructions given by the Chief Executive Officer of Company or other Company officer as authorized by Company’s Board of Directors. Employee shall comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during her employment.

IV. TERM OF SERVICES. The initial term of this Agreement is for a period commencing on December 14, 2004 and ending on December 31, 2005 (the “Employment Period”), subject to the termination section of this Agreement. The Employment Period shall be automatically renewed for successive one-year periods commencing on January 1, 2006 and each anniversary of such date (January 1, 2006 and each anniversary, a “Renewal Date”), unless either party notifies the other at least thirty (30) days prior to the applicable Renewal Date that the Employment Period shall not be so extended.

V. BASE COMPENSATION. Employee’s base annual salary during the Employment Period shall be One Hundred Seventy Five Thousand Dollars ($175,000), payable in accordance with Company’s standard payroll procedures and policies as implemented during the Employment Period. All references to payments in this Agreement are in U.S. dollars.

VI. EMPLOYER PERQUISITES. Employee shall be entitled to and shall receive all employer perquisites as are generally made available to other officers employed by Company. Such perquisites shall include, but are not limited to, the following:

1.	Health insurance under terms and conditions as provided to other employees of Company;

2.	Five (5) weeks Vacation pursuant to Company’s stated policy;

3.	Paid holidays pursuant to Company’s stated policy;

4.	A quarterly bonus based on Employee and Company meeting mutually agreed-upon goals and objectives which shall be set forth in writing within sixty (60) days of the commencement of the Employment Period or in the event of a renewal of this Agreement within sixty (60) days of the applicable Renewal Date. The total aggregate of quarterly bonuses paid in respect of the Employment Period shall not exceed $100,000. The quarterly bonuses shall be paid by Company to Employee with the first standard payroll following the last day of each quarter (March 31, June 30, September 30, and December 31) during the calendar year;

5.	Subject to approval by the Board of Directors and stockholder approval of an increase in Company’s authorized capital stock as contemplated in the Company’s proxy statement for its December 2004 Annual Meeting of Stockholders, a one-time issuance of 325,000 stock options under Company’s 1999 Stock Option Plan. Fifty percent (50%) of said options shall vest and become exercisble on the first anniversary of this Agreement and the remaining fifty percent shall vest and become exercisable on the second anniversary of this Agreement. Such options will be Incentive Stock Options, to the extent permissible by law and Company’s 1999 Stock Option Plan and the grant of such options shall be effective upon the date of grant by the Company’s Board of Directors and/or Compensation Committee;

6.	Such benefits as the Company generally makes available to other officers employed by Company.

The existence, amount and extent of any benefits listed in Paragraphs VI (1), (2), (3), and (6) above shall be in the sole discretion of the Employer and any of such plans or benefits may be modified from time to time by the Employer in such manner as the Employer may determine in its sole discretion. In the absence of a written mutual agreement on goals and objectives as specified in Paragraph VI (4), above, the amount of bonus, if any, shall be equivalent to the lesser of (a) the amount of bonus paid to the President of the Company, or One Hundred Thousand Dollars ($100,000), provided, however that in no event shall the total aggregate bonus paid to Employee in respect of the Employment Period exceed $100,000.

VII. EXTENT OF SERVICES. Employee shall devote her business time, attention, and energies to the business of Company but this shall not be construed as preventing Employee from service on boards of directors of other companies and/or investing her assets as a passive investor in such form or manner as she sees fit. However, Employee agrees not to knowingly invest in or sit on the board of directors of any entities that compete directly with Company or affiliated or related companies.

VIII. TERMINATION.

1. A termination of Employee’s employment for “Cause” shall mean a termination by Company for any of the following reasons: (i) Employee engaged in misconduct; (ii) Employee is convicted of a felony; (iii) Employee commits an act of fraud against, or misappropriates property belonging to, Company; or (iv) Employee commits a material breach of this Agreement. Company will provide written notice of the reason for termination in the case of any termination for Cause. In the event of a termination by the Company for “Cause” any unvested options shall immediately expire. A termination of Employee’s employment by Company for any reason other than the foregoing shall be a termination “without Cause”.

2. Company may terminate Employee’s employment hereunder without Cause at any time, and Employee may resign upon sixty (60) days’ notice to the Employer.

3. In the event (a) Company terminates Employee’s employment without Cause, (b) of an Involuntary Termination, or (b) Employee’s employment with the Company is terminated as a result of a Change of Control, Company shall pay Employee base salary and health benefits as specified in Paragraphs V and VI (1) during the sixty (60) day notice period pursuant to Section VIII (2) above and the three (3) months immediately following the date of termination of Employee’s employment with the Company, and any stock options awarded Employee that are then unvested shall immediately vest and become exercisable. As used in this Agreement “Involuntary Termination” shall mean Employee’s termination which occurs by reason of Employee’s voluntary resignation following (A) a change in her title or position with the Company which materially reduces her duties and responsibilities or the level of management to which she reports, or (B) a reduction in her level of compensation (including base salary, fringe benefits and target bonus under any performance based bonus or incentive programs) by more than fifteen percent (15%). As used in this Agreement “Change of Control” means a consolidation, merger, reorganization, or sale or transfer of all, or substantially all, of the assets or capital stock of the Company or other business combination in which the Company is either not the surviving entity or is the surviving entity but the holders of the voting securities of the Company immediately prior to such transaction do not hold at least a majority of the equity interest of the resulting entity.

4. It is understood and agreed that this is a personal services contract, and that Company shall have the right to terminate this agreement on 10 days notice to Employee, if appropriate, in the event of the disability or death of Employee which would otherwise prevent him from performing her duties. For purpose of this provision, “disability” shall be defined in accordance with the definition of “disability” as contained in Company’s disability insurance policy, In the event of Employee’s death, the Company shall pay to Employee’s estate any amounts due to Employee under this Agreement. If the Employee’s employment is terminated by reason of her disability or death then any unvested options shall immediately vest and become exercisable by Employee or her estate as applicable.

IX. NON-COMPETITION AND NON-SOLICITATION.

1. Employee acknowledges and agrees that by entering into this Agreement with Company and engaging in the employment relationship contemplated hereby, Employee will be performing significant duties on behalf of Company, and Employee will be exposed to certain valuable know-how and information relating to a highly competitive industry. Employee also acknowledges and agrees that the covenants set forth in this section are a material part of the consideration bargained for by Company, and without Employee’s agreement to be bound by such covenants, Company would not have agreed to enter into this Agreement or to engage Employee’s services.

2. Non-competition. The Employee agrees that during the period that Employee is employed by the Company and for a period of one (1) year thereafter (the “Noncompete Period”) Employee will not either alone or in concert with others, directly or indirectly, own, be a partner in, operate, be employed by, act as an advisor, consultant, agent, officer, director, or independent contractor for, or otherwise have an interest in or provide services to, any business competing with the Company (“Competing Business”) without the written consent of the Company. A Competing Business shall mean a business that is directly competitive with any business in which the Company is engaged during Employee’s employment with the Company. A Competing Business also means any business that Employee should reasonably have known had a likelihood of becoming competitive with the Company during the Noncompete Period based on Employee’s participation in meetings of the Company’s management team. Notwithstanding the above, nothing contained in this Agreement shall prevent Employee from holding for investment up to 5% of any class of equity securities of a company whose securities are publicly traded (other than Company as to which there shall be no such limitation) or any amount of any securities of a company through private equity funds or mutual funds.

3. Non-solicitation. Employee agrees that during the period Employee is employed by the Company and for a period of one (1) year thereafter, Employee will not, either alone or in concert with others, directly or indirectly, solicit, entice, induce or encourage: (a) any employee(s) to leave the employment of the Company; (b) any customers or Prospective Customers to discontinue using the Company’s services; (c) any customers to refer Prospective Customers to any other Competing Business or to discontinue referring prospective customers to the Company or to switch customers from the Company or any of its wholly-owned operating subsidiaries to any other Competing Business; or (d) any existing or proposed arrangement or other community or institutional affiliation to discontinue the affiliation or relationship with Company. As used in this Agreement “Prospective Customers” shall mean any person, firm, company or other organization with whom the Company, during the one (1) year period immediately prior to Employee’s termination, has had negotiations or discussions regarding the possible supply of products or services, or with respect to whom the Company has expended significant time, effort or money in developing a bid or proposal for the supply of products or services.

X. CONFIDENTIALITY AND INVENTIONS.

1. Proprietary Information. Employee acknowledges that the Company possesses and will possess Proprietary Information that is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or that became or will become known by, or was or is conveyed to the Company, that has commercial value in the Company’s business. “Proprietary Information” includes, without limitation, information (whether conveyed orally or in writing) about algorithms, application programming interfaces, protocols, trade secrets, computer software, designs, technology, ideas, know-how, products, services, processes, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, the salaries and terms of compensation of other employees, customer lists and other information concerning the Company’s actual or anticipated business, research or development, or that is received in confidence by or for the Company from any other person. Employee acknowledges that her employment creates a relationship of confidence and trust between Employee and the Company with respect to Proprietary Information. Notwithstanding the foregoing, “Proprietary Information” does not include any documents or writings (i) that are currently or become publicly available or a matter of public knowledge or domain through no wrongful act or omission by Employee, or (ii) that are received by Employee from a third party who is not known by Employee to be bound by an obligation of confidentiality to Company not to disclose that information.

2. Company Materials. Employee acknowledges that the Company possesses or will possess “Company Materials” that are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by Employee or by others. “Company Materials” include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer software, media or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

3. Intellectual Property. In consideration of Employee’s employment with the Company and the compensation received by Employee from the Company from time to time, Employee hereby agrees as follows:

a.	All Proprietary Information and all right title and interest in and to patents, patent rights, copyright rights, mask work rights, trade secret rights, and other intellectual property and proprietary rights anywhere in the world (collectively “Rights”) in connection therewith shall be the sole property of the Company. Employee hereby assigns to the Company any Rights he may have or acquire in such Proprietary Information. At all times, both during Employee’s employment with the Company and after its termination, Employee will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of Employee’s supervisor or other Company officer as authorized by Company’s Board of Directors, except as may be necessary and appropriate in the ordinary course of performing Employee’s duties to the Company.

b.	All Company Materials shall be the sole property of the Company. Employee agrees that during her employment with the Company, Employee will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as required in connection with performing the duties of her employment. Employee further agrees that, immediately upon the termination of her employment by Employee or by the Company for any reason, or for no reason, or during her employment if so requested by the Company, Employee will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee’s personal copies of records relating to Employee’s compensation; (ii) Employee’s personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) Employee’s copy of this Agreement.

c.	Employee acknowledges, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Employee’s employment and thereafter, Employee will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Employee’s work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

d.	Employee will promptly disclose in writing to her immediate supervisor or to any persons designated by the Company, all “Inventions” (which term includes improvements, inventions

(whether or not patentable), works of authorship, trade secrets, technology, algorithms, computer software, protocols, formulas, compositions, ideas, designs, processes, techniques, know-how and data) made or conceived or reduced to practice or developed by Employee (in whole or in part, either alone or jointly with others) during the term of Employee’s employment and that are in the scope of, or otherwise related to the business of the Company. Employee will not disclose Inventions covered by Section e to any person outside the Company unless requested to do so by her supervisor or other Company officer as authorized by Company’s Board of Directors.

e.	Employee agrees that all Inventions that he makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during her employment shall be the sole property of the Company and Employee hereby assigns such Inventions and all Rights therein to the Company. No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by law. The Company shall be the sole owner of all Rights in connection therewith.

f.	Employee acknowledges that all original works of authorship that are made by Employee (solely or jointly with others) during the term of Employee’s employment and that are in the scope of, or otherwise related to the business of the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

g.	Employee agrees to perform, during and after her employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or her assignment with respect to such Inventions in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact, with full power of substitution, to act for and in Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee. Company shall reimburse Employee for any and all reasonable expenses she incurs in performing any acts under this paragraph.

h.	Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Employee will confirm any such waivers and consents from time to time as requested by the Company.

XI. REMEDIES. Employee acknowledges and agrees that: (a) the covenants set forth in Sections IX and X of this Agreement are reasonable and are essential to the business interests and operations of Company; (b) Company will not have any adequate remedy at law if Employee violates the terms hereof or fails to perform any of Employee’s obligations hereunder; and (c) Company shall have the right, in addition to any other rights it may have under applicable law, to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach of or otherwise to specifically enforce any such covenant or any other of Employee’s obligations under this Agreement, as well as to obtain damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

XII. INDEMNIFICATION. In accordance with Delaware law, the Company shall (a) indemnify, hold harmless, and defend Employee against all claims, damages, losses and expenses (including attorneys’ fees and costs) arising out of or resulting from Employee’s performance of the duties covered by this Agreement, to the full extent that the Company indemnifies its other senior executives and directors, and (b) pay all reasonable expenses and attorneys’ fees and costs that Employee incurs in connection with or relating to the matters for which Employee is indemnified under this Section, to the full extent of the indemnity set forth above, unless the applicable adjudicating body determines Employee is ineligible for indemnification, in which case Employee must reimburse the Company for all such fees, expenses and costs.

XIII. NO CONFLICT. Employee represents and warrants to Company that she is not a party to or otherwise bound by any other employment or services that may, in any way, restrict her right or ability to enter into this agreement or otherwise be employed by Company.

XIV. NOTICES. Any written notice required to be given pursuant to this agreement shall be hand delivered or sent via fax or E-mail, or delivered by a national overnight express service such as Federal Express.

XV. JURISDICTION AND DISPUTES. This agreement shall be governed by the laws of the Commonwealth of Massachusetts, except as provided in paragraph XII. All disputes hereunder shall be resolved in the applicable state or federal courts of Massachusetts. The parties consent to the exclusive jurisdiction of such courts, agree to accept service or process by mail, and waive any jurisdictional or venue defenses otherwise available.

XVI. AGREEMENT BINDING ON SUCCESSORS. This agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, and permitted successors and assigns.

XVII. WAIVER. No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this agreement.

XVIII. SEVERABILITY. If any provision hereof is held invalid or unenforceable by court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be severed from the agreement.

XIX. ASSIGNABILITY. This agreement and the rights and obligations thereunder are personal with respect to Employee and may not be assigned by any action of Employee or by operation of law. Company shall, however, have the right to assign this agreement to a successor in interest to the business or assets of Company or to any affiliate of Company.

XX. INTEGRATION. This agreement constitutes the entire understanding of the parties and is intended as the final expression of their agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this agreement. This agreement shall take precedence over any other documents, including without limitation Company plans or policies that may be in direct conflict therewith.

IN WITNESS WHEREOF, Company and Employee have executed this Agreement as of the date first referred to above.

AXEDA SYSTEMS INC.

By:	/s/ Robert M. Russell Jr.	/s/ Karen F. Kupferberg
Name:	Robert M. Russell Jr.	Karen F. Kupferberg
Title:	Chief Executive Officer

Date:	December 14, 2004	Date: December 14, 2004

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